EXHIBIT 99.1

Donegal Group Inc. Advises Stockholders Not to Take Any Action Until the Board Makes a Recommendation Regarding Tender Offer of Gregory Mark Shepard

MARIETTA, Pa., March 22, 2013 (GLOBE NEWSWIRE) -- Donegal Group Inc. ("DGI") today reported the commencement of an unsolicited tender offer for 962,636 shares of DGI's Class B common stock at a price of $30 per share in cash by Gregory Mark Shepard. The offer states it will expire April 19, 2013.

DGI's Board of Directors, in the exercise of its fiduciary duties, will advise the holders of DGI Class B common stock by April 3, 2013:

  whether DGI recommends acceptance or rejection of the tender offer, expresses no opinion and remains neutral toward the tender offer or is unable to take a position with respect to the tender offer; and
  the reasons for the position DGI takes with respect to the tender offer.

DGI will also file the recommendation of its Board of Directors with the Securities and Exchange Commission (the "SEC") on a Schedule 14D-9 solicitation/recommendation statement.

DGI urges the holders of its Class B common stock to take no action with respect to the tender offer until DGI's Board of Directors makes its recommendation.

Important Information and Where to Find It

This communication does not constitute an offer to buy or the solicitation of an offer to sell any securities. DGI intends to file a solicitation/recommendation statement on Schedule 14D‑9 with the SEC with respect to the tender offer no later than April 3, 2013. DGI urges the holders of its Class B common stock to read the solicitation/recommendation statement and any other documents it files with the SEC when they become available because they will contain important information. Stockholders may obtain, without charge, a copy of the solicitation/recommendation statement and other documents (when available) that DGI files with the SEC at the SEC's website at www.sec.gov and DGI's website at www.donegalgroup.com. In addition, the solicitation/recommendation statement and other documents (when available) that DGI files with the SEC may be obtained, without charge, from DGI by writing to DGI's corporate secretary, Sheri O. Smith, at its principal executive offices at 1195 River Road, P.O. Box 302, Marietta, Pennsylvania 17547 or by e-mail to sherismith@donegalgroup.com.

About Donegal Group Inc.

Donegal Group Inc. is an insurance holding company with insurance subsidiaries offering personal and commercial property and casualty lines of insurance in 22 Mid-Atlantic, Midwestern, New England and Southern states. The insurance subsidiaries of DGI and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent). Donegal Mutual Insurance Company and DGI together own Donegal Financial Services Corporation, a grandfathered unitary savings and loan holding company that owns Union Community Bank FSB, a federal savings bank.

DGI's Class A common stock and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively.

CONTACT: Jeffrey D. Miller
         Senior Vice President and Chief Financial Officer
         Phone: (717) 426-1931
         Fax: (717) 426-7031
         E-mail: investors@donegalgroup.com